Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 12, 2013, with respect to the separate statement of financial position of Korea Development Bank as of December 31, 2012, and the related separate statements of comprehensive income, changes in equity and cash flows for the year then ended, incorporated herein in this Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

June 18, 2013